As filed with the Securities and Exchange Commission on February 4, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	48-0948788
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10990 Roe Avenue

Overland Park, Kansas 66211

(913) 696-6100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michelle A. Friel

Executive Vice President, General Counsel and Secretary

10990 Roe Avenue

Overland Park, Kansas 66211

(913) 696-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Dennis M. Myers, P.C.

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Fax: (312) 862-2200

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	20,061,171 shares	$18.96	$380,359,803	$48,991

(1)	Pursuant to certain stock purchase agreements and certain exchange agreements with certain investors, the registrant issued an aggregate of 17,727,835 shares of its Common Stock and 583,334 shares of its Class A Convertible Preferred Stock, which shares are convertible into 2,333,336 shares of its Common Stock, to such investors. The 20,061,171 shares of Common Stock set forth in the table above includes the total number of shares of Common Stock issued pursuant to such agreements, including the shares of Common Stock to be issued upon the conversion of the 583,334 shares of Class A Convertible Preferred Stock into 2,333,336 shares of Common Stock. This registration statement shall also cover any additional shares of Common Stock that become issuable by reason of any stock dividend, stock split or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of Common Stock of the registrant. This registration statement relates to the resale of shares of Common Stock.
(2)	Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”). The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high ($19.92) and low ($18.00) sales prices of the registrant’s Common Stock on The NASDAQ Global Select Market on January 28, 2014. The registrant is not selling any shares of Common Stock in this offering and, therefore, will not receive any proceeds from this offering.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 4, 2014

PRELIMINARY PROSPECTUS

20,061,171 Shares

YRC Worldwide Inc.

Common Stock

This prospectus relates to the resale from time to time of up to an aggregate of 20,061,171 shares of our common stock, par value $0.01 per share (the “Common Stock”), by the selling stockholders hereunder, which includes 17,727,835 shares of our Common Stock issued to the selling stockholders hereunder pursuant to the Transactions as described below, and 2,333,336 shares of our Common Stock to be issued upon the conversion of our Class A Convertible Preferred Stock, par value $1.00 per share (the “Convertible Preferred Stock”), as described below. We are registering these shares of our Common Stock as required by a registration rights agreement that we entered into with the selling stockholders. The selling stockholders may offer and sell their shares in public or private transactions, or both. These sales may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price, or at negotiated prices.

The selling stockholders may sell all or a portion of shares through underwriters, broker dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both. See “Plan of Distribution” for a more complete description of the ways in which the shares may be sold. Because all the shares offered under this prospectus are being offered by the selling stockholders, we cannot currently determine the price or prices at which the shares may be sold under this prospectus. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. We have agreed to bear the expenses (other than underwriting discounts, commissions or agent’s commissions and legal expenses of the selling stockholders in excess of $50,000) in connection with the registration of the Common Stock being offered under this prospectus by the selling stockholders.

Our Common Stock is traded on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “YRCW.” On February 3, 2014, the last reported sale price of our Common Stock on the NASDAQ was $21.48 per share.

Investing in our Common Stock involves risks. You should carefully consider the section entitled “Risk Factors” beginning on page 7 of this prospectus and the “Risk Factors” sections in any applicable prospectus supplement and in the documents incorporated or deemed incorporated by reference in this prospectus or any applicable prospectus supplement before investing in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                     , 2014.

ABOUT THIS PROSPECTUS

Pursuant to the “Transactions” as described below under “Description of Transactions,” we: (i) issued 14,333,334 shares of our Common Stock and 583,334 shares of our Convertible Preferred Stock pursuant to certain stock purchase agreements, dated as of December 22, 2013 (the “Stock Purchase Agreements”), (ii) issued 2,588,045 shares of Common Stock in exchange for approximately $37,700,144 aggregate principal amount of our 10% Series B Convertible Senior Secured Notes due 2015 (the “Series B Notes”), plus accrued and unpaid interest thereon up to and including January 15, 2014, pursuant to certain exchange agreements dated as of December 22, 2013 (the “Exchange Agreements” and together with the Stock Purchase Agreements, the “Agreements”), (iii) issued 806,456 shares of our Common Stock upon the conversion by certain selling stockholders of approximately $12,907,773 aggregate principal amount of our Series B Notes in accordance with the terms of the indenture governing the Series B Notes and (iv) repurchased for cash approximately $90,881,023 aggregate principal amount of our 10% Series A Convertible Senior Secured Notes due 2015 (“Series A Notes”).

This prospectus relates to the resale or other disposition of up to an aggregate of 20,061,171 shares of Common Stock, 17,727,835 of which shares were issued to the selling stockholders pursuant to the Transactions described above and 2,333,336 of which shares will be issued upon conversion of the 583,334 shares of Convertible Preferred Stock issued in the Transactions. We will not receive any proceeds from the potential sale of the shares offered by the selling stockholders hereunder.

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration or continuous offering process. It omits some of the information contained in the registration statement and reference is made to the registration statement for further information with regard to us and the securities being offered by the selling stockholders. Any statement contained in the prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC is not necessarily complete, and in each instance, reference is made to the copy of the document filed. Any prospectus supplement may also add to, update or change information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any prospectus supplement, on the other hand, you should rely on the information in the prospectus supplement.

You should read this prospectus, any prospectus supplement, any documents that we incorporate by reference in this prospectus and in any prospectus supplement, and the additional information described below under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” before making an investment decision. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus, any prospectus supplement or any documents we incorporate by reference herein or therein is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context indicates otherwise, as used in this prospectus: (i) the “Company,” “us,” “we,” “our” and “YRCW” refer to YRC Worldwide Inc. and its consolidated subsidiaries and their respective predecessors; (ii) “our Common Stock” refers to the common stock of YRC Worldwide Inc.; and (iii) “this prospectus” refers to this prospectus and any applicable prospectus supplement.

i

PROSPECTUS SUMMARY

The Company

YRC Worldwide is a holding company that, through wholly owned operating subsidiaries and its interest in a Chinese joint venture, offers its customers a wide range of transportation services. We have one of the largest, most comprehensive less-than-truckload (“LTL”) networks in North America with local, regional, national and international capabilities. Through our team of experienced service professionals, we offer industry-leading expertise in heavyweight shipments and flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence. Our reporting segments include the following:

•	YRC Freight is the reporting segment focused on business opportunities in national, regional and international services. YRC Freight provides for the movement of industrial, commercial and retail goods, primarily through centralized management and customer facing organizations. This segment includes our LTL subsidiary YRC Inc. (“YRC Freight”) and Reimer Express (“YRC Reimer”), a subsidiary located in Canada that specializes in shipments into, across and out of Canada. In addition to the United States and Canada, YRC Freight also serves parts of Mexico, Puerto Rico and Guam.

•	Regional Transportation is the reporting segment for our transportation service providers focused on business opportunities in the regional and next-day delivery markets. Regional Transportation is comprised of USF Holland (“Holland”), New Penn Motor Express (“New Penn”) and USF Reddaway (“Reddaway”). These companies each provide regional, next-day ground services in their respective regions through a network of facilities located across the United States, Canada, Mexico and Puerto Rico.

In 2011 and 2010, we reported Truckload as a separate segment, which consisted of Glen Moore, a former domestic truckload carrier. On December 15, 2011, we sold the majority of Glen Moore’s assets to a third party and concluded its operations.

Our business experienced net losses in each of fiscal 2012, 2011 and 2010 and for the nine-month period ended September 30, 2013. Net losses in fiscal 2012, 2011 and 2010 were $136.5 million, $354.4 million and $327.8 million, respectively. Net loss was $84.0 million for the nine-months ended September 30, 2013. Contributing factors to our net losses in fiscal 2012, 2011 and 2010 were the challenges facing transportation services generally as a result of the prolonged slow economic recovery, competitive pressures in the LTL industry stemming from excess capacity that resulted in lower profit margins, interest expense and financing costs, and our operating cost structure. In each of 2009 and 2011, we implemented financial restructurings to improve our balance sheet and to provide additional operating liquidity. Since our restructuring in 2011, our senior management team and board of directors have put strategies in place that are focused on driving productivity and efficiency improvements. These efforts have been concentrated on improving pricing and shipping volumes as well as customer mix, redeploying shared services and, in turn, driving more autonomy, responsibility and accountability to our operating companies, streamlining operations and our transportation network, and divesting non-core assets.

YRC Freight

YRC Freight offers a full range of services for the transportation of industrial, commercial and retail goods in national, regional and international markets, primarily through the operation of owned or leased equipment in its North American ground distribution networks. Transportation services are provided for various categories of goods, which may include (among others) apparel, appliances, automotive parts, chemicals, food, furniture, glass, machinery, metal, metal products, non-bulk petroleum products, rubber, textiles, wood and other manufactured products or components. YRC Freight provides both LTL services, which combine shipments from multiple customers on a single trailer, and truckload services. Most deliveries are LTL shipments with truckload services offered to maximize equipment utilization and reduce empty miles (the distance empty or partially full trailers travel to balance the network). YRC Freight also provides higher-margin specialized services, including guaranteed expedited services, time-specific deliveries, cross-border services, coast-to-coast air delivery, product returns, temperature-sensitive shipment protection and government material shipments.

YRC Freight serves manufacturing, wholesale, retail and government customers throughout North America. YRC Freight’s 20,000 employees are dedicated to operating its extensive network which supports approximately 12 million shipments annually. YRC Freight shipments have an average shipment size of approximately 1,200 lbs. and travel an average distance of roughly 1,300 miles. Operations research and engineering teams centrally coordinate the equipment, routing, sequencing and timing necessary to transport shipments through our network.

YRC Freight provides services throughout North America, has one of the largest networks of LTL service centers, equipment and transportation professionals and provides flexible and efficient supply chain solutions including:

•	Guaranteed Standard: a guaranteed on-time service with more direct points than any other guaranteed standard delivery service. Our guaranteed multiple-day window service is designed to meet retail industry needs to reduce chargeback fees.

•	Time Critical: for expedited and specialized shipments including emergency and window deliveries via ground or air anywhere in North America with shipment arrival timed to the hour or day, proactive notification and a 100% on-time guarantee.

•	Specialized Solutions: includes a variety of services to meet industry and customer-specific needs with offerings such as Custom Projects, Consolidation and Distribution, Reverse Logistics, Residential White Glove, Exhibit Services and Shipment Protection through Insulated Covers and our patented Sealed Divider and Sealed Trailer services that are designed for products that are difficult or expensive to package for shipping, are of high value, or need verifiable security throughout the transit.

•	my.yrcfreight.com: a secure e-commerce website offering online resources for supply chain visibility and shipment management in real time.

YRC Reimer

Founded in 1952, YRC Reimer, a wholly owned subsidiary of YRC Freight, offers Canadian shippers a selection of direct connections within Canada, throughout North America and around the world. YRC Reimer is also a part of YRC Freight and its network and information systems are completely integrated with those of YRC Freight, enabling YRC Reimer to provide seamless cross-border services between Canada, Mexico and the United States and markets overseas.

YRC Freight accounted for 66%, 66% and 67% of our total operating revenue in 2012, 2011 and 2010, respectively.

Regional Transportation

Regional Transportation is comprised of Holland, New Penn and Reddaway:

•	Holland: headquartered in Holland, Michigan, provides local next-day, regional and expedited services through a network located in 21 states in the Midwestern and Southeastern portions of the United States. Holland also provides service to the provinces of Ontario and Quebec, Canada.

•	New Penn: headquartered in Lebanon, Pennsylvania, provides local next-day, day-definite, and time-definite services through a network located in the Northeastern United States; Quebec, Canada; and Puerto Rico.

•	Reddaway: headquartered in Tualatin, Oregon, provides local next-day, regional and expedited services through a network located in California, the Pacific Northwest, the Rocky Mountain States and the Southwest. Additionally, Reddaway provides services to Alaska and to the provinces of Alberta and British Columbia, Canada.

Together, the Regional Transportation companies deliver services in the next-day, second-day and time-sensitive markets, which are among the fastest-growing transportation segments. The Regional Transportation service portfolio includes:

•	Regional delivery: including next-day local area delivery and second-day services; consolidation/distribution services; protect-from-freezing and hazardous materials handling; and a variety of other specialized offerings.

•	Expedited delivery: including day-definite, hour-definite and time definite capabilities.

•	Inter-regional delivery: combining our best-in-class regional networks with reliable sleeper teams, Regional Transportation provides reliable, high-value services between our regional operations.

•	Cross-border delivery: through strategic partnerships, the Regional Transportation companies provide full-service capabilities between the United States and Canada, Mexico and Puerto Rico.

•	my.yrcregional.com and NewPenn.com: are both e-commerce websites offering secure and customized online resources to manage transportation activity.

The Regional Transportation companies serve manufacturing, wholesale, retail and government customers throughout North America. The Regional Transportation companies accounted for 34%, 32% and 31% of the total operating revenue in 2012, 2011 and 2010, respectively.

Recent Developments

On January 27, 2014, our employees represented by the International Brotherhood of Teamsters ratified an extension of their collective bargaining agreement to March 2019 and on January 28, 2014, the Teamsters National Freight Industry Negotiating Committee of the International Brotherhood of Teamsters certified such voting results.

On January 28, 2014, we launched a process to refinance our existing ABL and term loan facilities with a new $450 million ABL facility and a new $700 million term loan facility. As contemplated, the refinancing would extend the maturity of our credit facilities and reduce cash interest expense.

Effective January 31, 2014, certain of our subsidiaries, various pension funds party thereto, and Wilmington Trust Company, as agent for such pension funds, entered into the Second Amended and Restated Contribution Deferral Agreement, which, among other things (i) amended and restated the previously effective Amended and Restated Contribution Deferral Agreement, effective as of July 22, 2011 (the “Prior A&R CDA”), (ii) released the agent’s security interest in third priority collateral on the collateral release date (the date upon which (y) the effective date has occurred and (z) the liens on the properties constituting third priority collateral securing the Convertible Facilities (as defined in the Prior A&R CDA) are released), (iii) limited the value of obligations secured by the collateral to the Secured Obligations (as defined therein) and (iv) extended the maturity of deferred pension payments and deferred interest from March 31, 2015 to December 31, 2019.

Corporate Information

Incorporated in Delaware in 1983 and headquartered in Overland Park, Kansas, we employed approximately 32,000 people as of December 31, 2013. The mailing address of our headquarters is 10990 Roe Avenue, Overland Park, Kansas 66211, and our telephone number is (913) 696-6100. Our website is www.yrcw.com. Information on our website should not be construed to be a part of this prospectus.

The Offering

Common stock offered by the selling stockholders	Up to 20,061,171 shares of our Common Stock consisting of (i) 17,727,835 shares of Common Stock issued pursuant to the Transactions and (ii) 2,333,336 shares of Common Stock to be issued upon the automatic conversion of the 583,334 shares of our Convertible Preferred Stock issued pursuant to the Transactions.

Common Stock that will be outstanding, assuming all of the shares covered hereby are sold by the selling stockholders	30,887,331 shares, including the shares of Common Stock issued pursuant to the consummation of the Transactions on January 31, 2014, based on the number of shares of Common Stock issued and outstanding as of January 30, 2014 (which was 10,862,160) and assuming the conversion of the 583,334 shares of Convertible Preferred Stock into 2,333,336 shares of Common Stock.

Common Stock voting rights	Each share of our Common Stock entitles its holder to one vote.

Dividend policy	No dividends on our Common Stock were declared or paid during the past three years, and no dividends are anticipated to be declared or paid on our Common Stock in the foreseeable future. We intend to retain any future earnings to fund operations, to service debt and to use for other corporate needs. In addition, our amended and restated credit agreement restricts the payment of dividends on our Common Stock other than in additional shares of our Common Stock. Any payment of dividends in the future will be determined by our board and will depend on business conditions, our financial condition, our earnings, restrictions and limitations imposed under our various debt instruments or financing facilities, and other factors.

Use of proceeds	Proceeds from the sale of Common Stock covered by this prospectus will be received by the selling stockholders. We will not receive any proceeds from the sale of the shares of Common Stock covered by this prospectus. See “Use of Proceeds.”

NASDAQ symbol	“YRCW.”

Risk factors	Investing in our Common Stock involves risks. Please see the sections entitled “Risk Factors” included in this prospectus and Part I, Item 1A, Risk Factors, included within our Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on February 21, 2013 and Part II, Item 1A, Risk Factors, of our Quarterly Reports on Form 10-Q for the three months ended March 31, 2013, June 30, 2013 and September 30, 2013, or our subsequent filings with the SEC, which are incorporated by reference into this prospectus, as well as those discussed elsewhere in this prospectus, any accompanying prospectus supplement or in any document incorporated by reference herein or therein, for a discussion of some of the factors you should carefully consider before deciding to purchase our Common Stock.

DESCRIPTION OF TRANSACTIONS

Overview

On December 22, 2013, we executed the Stock Purchase Agreements pursuant to which we agreed to sell (the “Sales”), in the aggregate, a combination of shares of our Common Stock and shares of our Convertible Preferred Stock, for an aggregate purchase price of $250.0 million in cash. We intend to use the proceeds therefrom to repay indebtedness. In addition, certain existing holders of the Series B Notes agreed to exchange or convert their Series B Notes for shares of our Common Stock (the “Series B Note Exchanges”). We refer to the Sales, the application of the proceeds therefrom and the Series B Note Exchanges collectively as the “Transactions.”

Stock Purchase Agreements

On December 22, 2013, we entered into the Stock Purchase Agreements with certain investors (the “Buyers”) pursuant to which we issued and sold to each Buyer, and each Buyer severally purchased from us, shares of Common Stock, and, in the case of certain Buyers, shares of the Convertible Preferred Stock, for an aggregate purchase price of $250.0 million in cash. The Common Stock and the Convertible Preferred Stock were issued pursuant to an exemption from registration in Rule 506 of Regulation D promulgated under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Convertible Preferred Stock will convert into shares of Common Stock automatically following the occurrence of the events described in the Certificate of Designations, Preferences, Powers and Rights of Class A Convertible Preferred Stock (the “Certificate of Designations”) described below. Each Buyer paid a purchase price of $15 per share for each share of Common Stock and a purchase price of $60 per share for each share of Convertible Preferred Stock allocated to it. On January 31, 2014, we issued an aggregate of 14,333,334 shares of Common Stock and an aggregate of 583,334 shares of Convertible Preferred Stock pursuant to the Stock Purchase Agreements.

In each Stock Purchase Agreement, we agreed to hold an annual or special meeting of stockholders as promptly as practicable following execution of the Stock Purchase Agreements to vote on a proposal to (i) approve an amendment to our Amended and Restated Certificate of Incorporation (the “Certificate Amendment”) to increase the number of authorized shares of Common Stock to a number of shares sufficient for effecting the conversion of the Convertible Preferred Stock into shares of Common Stock and (ii) in order to comply with the NASDAQ stockholder approval requirements relating to the issuance of shares of Common Stock upon conversion of the Convertible Preferred Stock, approve the removal of any restrictions on the conversion of the Convertible Preferred Stock (the “Conversion Removal”). If approval with respect to either the Certificate Amendment or the Conversion Removal is not obtained at the first stockholders’ meeting, then we will continue to seek approval of the Certificate Amendment and/or the Conversion Removal at subsequent stockholders’ meetings.

In addition, pursuant to a Stock Purchase Agreement, certain Buyers converted approximately $12,907,773 aggregate principal amount of their Series B Notes into 806,456 shares of Common Stock concurrently with the consummation of the Transactions and in accordance with the terms of the indenture governing the Series B Notes.

Certificate of Designations, Preferences, Powers and Rights of Class A Convertible Preferred Stock

As contemplated by the Stock Purchase Agreements, we filed the Certificate of Designations with the Secretary of State of the State of Delaware in connection with the closing of the transactions contemplated by the Stock Purchase Agreements. The Convertible Preferred Stock has an initial stated value and liquidation preference of $60 per share. Beginning on the six month anniversary of the issue date of the Convertible Preferred Stock, and for so long as any shares of Convertible Preferred Stock remain outstanding, the Convertible Preferred Stock will accrue cumulative dividends at an annual rate of 5% until the first anniversary of the issue date, at an annual rate of 10% for the period beginning on the first day after the first anniversary of the issue date and ending on the eighteen-month anniversary of the issue date and at an annual rate of 15% thereafter.

Immediately upon effectiveness of the Certificate Amendment, each share of the Convertible Preferred Stock will automatically be converted into a number of shares of Common Stock equal to the quotient obtained by dividing (i) the liquidation preference plus the amount of accrued dividends by (ii) the conversion price of $15 per share, provided that if the conversion would result in a Buyer owning more than 19.99% of the issued and outstanding Common Stock, the portion of the Buyer’s shares of Convertible Preferred Stock will only convert such that the Buyer will hold not more than 19.99% of the issued and outstanding Common Stock (the “Common Stock Cap”). The Convertible Preferred Stock will continue to automatically convert in this manner on the last day of each calendar quarter subsequent to the date of the Certificate

Amendment and at any time shares of Convertible Preferred Stock are transferred by a Buyer to an unaffiliated third party following effectiveness of the Certificate Amendment. If the holders of the Common Stock approve the removal of the Common Stock Cap in accordance with the applicable NASDAQ Listing Rules, all remaining shares of Convertible Preferred Stock will automatically convert into shares of Common Stock at the conversion price.

Exchange Agreements

On December 22, 2013, we entered into the Exchange Agreements with certain holders of our Series B Notes (collectively, the “Exchanging Holders”) pursuant to which the Exchanging Holders agreed to exchange approximately $37,700,144 aggregate principal amount of our Series B Notes held by the Exchanging Holders, plus accrued and unpaid interest thereon up to and including January 15, 2014, for an aggregate of 2,588,045 shares of our Common Stock in a private placement. Such Common Stock was issued on January 31, 2014, pursuant to an exemption from registration in Rule 506 of Regulation D promulgated under Section 4(a)(2) of the Securities Act.

Registration Rights Agreement

In connection with the Agreements, we entered into a registration rights agreement with each of the Buyers and each of the Exchanging Holders pursuant to which we agreed to file, within three business days of the closing of the Transactions, a registration statement under the Securities Act, registering the resale by the Buyers and the Exchanging Holders of the shares of Common Stock received by them pursuant to the Transactions, including the shares of Common Stock to be issued upon the conversion of the Convertible Preferred Stock issued pursuant to the Transactions. We also agreed to use commercially reasonable efforts to have the registration statement declared effective by the date that is ninety (90) calendar days following the closing of the Transactions, provided, however, if we are notified by the SEC that the registration statement will not be reviewed or is no longer subject to further review and comments, the effectiveness deadline will be the later of (i) the fifth business day following the date on which such notice is received by us and (ii) the business day immediately prior to the closing of the Transactions.

If we breach certain of our obligations under the registration rights agreement, we will pay each holder thereunder liquidated damages in cash at a rate equal to 1.00% per annum of the sum of (i) the purchase price of securities acquired pursuant to the Stock Purchase Agreements then held by such holder, and (ii) $15 multiplied by the number of shares of Common Stock received upon exchange or conversion of the Series B Notes then held by such holder. The registration rights are subject to the restrictions in the registration rights agreement. We will pay the expenses in connection with the registration, other than underwriting discounts, selling commissions of the holders and legal expenses of the selling stockholders in excess of $50,000. The registration statement, of which this prospectus is a part, is intended to satisfy our obligations under such registration rights agreement.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q and other filings we make with the SEC. Our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

Risks Related to this Offering and Ownership of Our Common Stock

The price of our Common Stock may fluctuate significantly, and this may make it difficult for you to resell our Common Stock when you want or at prices you find attractive.

The market price for our Common Stock has been highly volatile and subject to wide fluctuations. During the period from July 22, 2011 following the completion of our restructuring until February 3, 2014, the market price of our Common Stock ranged from $303.00 (as adjusted to give retroactive effect to our December 1, 2011 one-for-three hundred reverse stock split) to $4.56 per share. From January 1, 2013 to February 3, 2014, the market price of our Common Stock ranged from $5.75 to $36.99 per share. The closing market price of our Common Stock on February 3, 2014 was $21.48 per share. We expect the market price of our Common Stock to continue to be volatile and subject to wide fluctuations in response to a wide variety of factors, including the following:

•	fluctuations in stock market prices and trading volumes of securities of similar companies;

•	general market conditions and overall fluctuations in U.S. equity markets;

•	variations in our operating results, or the operating results of our competitors;

•	changes in our financial guidance or securities analysts’ estimates of our financial performance;

•	sales of large blocks of our Common Stock, including sales by our executive officers, directors and significant stockholders;

•	additions or departures of any of our key personnel;

•	announcements related to litigation;

•	changing legal or regulatory developments in the U.S. and other countries; and

•	discussion of us or our stock price by the financial press and in online investor communities.

In addition, the stock markets from time to time experience price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies and that may be extreme. These fluctuations may adversely affect the trading price of our Common Stock, regardless of our actual operating performance.

We issued a substantial number of shares of Common Stock and shares of Convertible Preferred Stock convertible into shares of our Common Stock in connection with the Transactions and have agreed to register such shares of Common Stock under the Securities Act, which could lead to significant sales of our Common Stock and may adversely affect the market price of our Common Stock.

Pursuant to the Transactions, we issued an aggregate of 17,727,835 shares of our Common Stock and 583,334 shares of our Convertible Preferred Stock, which is convertible into 2,333,336 shares of our Common Stock upon stockholder approval of the Certificate Amendment, subject to the Common Stock Cap. We are unable to predict the potential effects of such issuance of Common Stock, including the shares of Common Stock to be issued upon conversion of the Convertible Preferred Stock, on the trading activity and market price of our Common Stock. Pursuant to a registration rights agreement we entered into with each of the Buyers and each of the Exchanging Holders, we have granted the Buyers and Exchanging Holders and their permitted transferees certain registration rights for the resale of such shares of our Common Stock, including the shares of our Common issuable upon conversion of the Convertible Preferred Stock. The registration statement, of which this prospectus is a part, is intended to satisfy our obligations and will permit the Buyers and Exchanging Holders and their permitted transferees to offer such shares of Common Stock for resale from time to time. These registration rights would facilitate the resale of such shares of Common Stock into the public market, and any such resale would increase the number of shares of our Common Stock available for public trading. Sales by the Buyers and Exchanging Holders and their permitted transferees of a substantial number of shares of our Common Stock in the public market, or the perception that such sales may occur, could have a material adverse effect on the market price of our Common Stock.

Future issuances of our Common Stock or equity-related securities in the public market could adversely affect the trading price of our Common Stock and our ability to raise funds in new stock offerings.

In the future, we may issue significant numbers of additional shares of our Common Stock to raise capital or in connection with a restructuring or refinancing of our maturing indebtedness. Shares of our Common Stock are reserved for issuance on conversion of our remaining convertible notes, exercise of outstanding stock options and vesting of outstanding share units. As of January 30, 2014, we had outstanding options to purchase an aggregate of 33,102 shares of Common Stock, outstanding share units representing the right to receive a total of 203,245 shares of Common Stock upon vesting and an aggregate of 858,593 shares of our Common Stock was reserved for future issuance under our 2011 Incentive and Equity Award Plan (the “2011 Plan”). We have registered under the Securities Act all of the shares of Common Stock that we may issue upon the exercise of our outstanding options and the vesting of outstanding share units and on account of future awards made under the 2011 Plan. All of these registered shares can be freely sold in the public market upon issuance, except for shares issued to our directors and executive officers, which sales are subject to certain volume restrictions. If a large number of these shares are sold in the public market, the sales could reduce the trading price of our Common Stock.

We cannot predict the size of future issuances or the effect, if any, that such issuances may have on the market price for our Common Stock. Sales of significant amounts of our Common Stock or equity-related securities in the public market, or the perception that such sales may occur, could adversely affect prevailing trading prices of our Common Stock and the value of our remaining convertible notes and could impair our ability to raise capital through future offerings of equity or equity-related securities. Further sales of shares of our Common Stock or the availability of shares of our Common Stock for future sale, including sales of our Common Stock by investors who view our remaining convertible notes as a more attractive means of equity participation in our Company or in connection with hedging and arbitrage activity that may develop with respect to our Common Stock, could adversely affect the trading price of our Common Stock.

We are subject to restrictions on paying dividends on our Common Stock and we do not intend to pay dividends on our Common Stock in the foreseeable future.

We do not anticipate that we will be able to pay any dividends on shares of our Common Stock in the foreseeable future. We intend to retain any future earnings to fund operations, to service debt and to use for other corporate needs. In addition, our amended and restated credit agreement restricts the payment of dividends on our Common Stock other than in additional shares of our Common Stock.

We can issue shares of preferred stock that may adversely affect your rights as a holder of our Common Stock.

Our certificate of incorporation currently authorizes the issuance of five million shares of preferred stock. Our board of directors is authorized to approve the issuance of one or more series of preferred stock without further authorization of our shareholders and to fix the number of shares, the designations, the relative rights and the limitations of any series of preferred stock. As a result, our board, without shareholder approval, could authorize the issuance of preferred stock with voting, conversion and other rights that could proportionately reduce, minimize or otherwise adversely affect the voting power and other rights of holders of our Common Stock or other series of preferred stock or that could have the effect of delaying, deferring or preventing a change in our control.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements include, but are not limited to, statements concerning:

•	our ability to generate sufficient liquidity to satisfy our cash needs and future cash commitments, including (without limitation) our obligations related to our indebtedness and lease and pension funding requirements, and our ability to achieve increased cash flows through improvement in operations;

•	the pace of recovery in the overall economy, including (without limitation) customer demand in the retail and manufacturing sectors;

•	the success of our management team in implementing its strategic plan and operational and productivity improvements, including (without limitation) our continued ability to meet high on-time and quality delivery performance standards and our ability to increase volume and yield, and the impact of those improvements on our future liquidity and profitability;

•	our ability to comply with scheduled increases in financial performance related debt covenants and our cash reserve requirement;

•	our ability to refinance or restructure our indebtedness, a substantial portion of which matures in late 2014 or early 2015 or comply with financial performance debt covenants in any new indebtedness, which otherwise may cause our auditors to include “going concern” language in the audit opinion on our December 31, 2013 financial statements;

•	our ability to finance the maintenance, acquisition and replacement of revenue equipment and other necessary capital expenditures;

•	our dependence on our information technology systems in our network operations and the production of accurate information, and the risk of system failure, inadequacy or security breach;

•	changes in equity and debt markets;

•	inclement weather;

•	price and availability of fuel;

•	sudden changes in the cost of fuel or the index upon which we base our fuel surcharge and the effectiveness of our fuel surcharge program in protecting us against fuel price volatility;

•	competition and competitive pressure on service and pricing;

•	expense volatility, including (without limitation) volatility due to changes in rail service or pricing for rail service;

•	our ability to comply and the cost of compliance with federal, state, local and foreign laws and regulations, including (without limitation) laws and regulations for the protection of employee safety and health (including new hours-of-service regulations) and the environment;

•	terrorist attack;

•	labor relations, including (without limitation) the continued support of our union employees for our strategic plan, the impact of work rules, work stoppages, strikes or other disruptions, our obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction;

•	the impact of claims and litigation to which we are or may become exposed; and

•	other risks and contingencies, including (without limitation) the risk factors that are included in our reports filed with the SEC, including those described under “Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “contemplate,” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties, and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause or contribute to differences in our future financial results include those discussed in Part I, Item 1A, Risk Factors, included within our Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on February 21, 2013 and Part II, Item 1A, Risk Factors, of our Quarterly Reports on Form 10-Q for the three months ended March 31, 2013, June 30, 2013 and September 30, 2013, as well as those discussed elsewhere in this prospectus, any accompanying prospectus supplement or in any document incorporated by reference herein or therein.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of this prospectus and the documents incorporated by reference into this prospectus for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements.

Forward-looking statements speak only as of the date they were made. We undertake no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

USE OF PROCEEDS

All shares of our Common Stock offered by this prospectus are being registered for the account of the selling stockholders. We will not receive any of the proceeds from the sale of these shares.

DIVIDEND POLICY

No dividends on our Common Stock were declared or paid during the past three years, and no dividends are anticipated to be declared or paid on our Common Stock in the foreseeable future. We intend to retain any future earnings to fund operations, to service debt and to use for other corporate needs. In addition, our amended and restated credit agreement restricts the payment of dividends on our Common Stock other than in additional shares of our Common Stock. Any payment of dividends in the future will be determined by our board and will depend on business conditions, our financial condition, our earnings, restrictions and limitations imposed under our various debt instruments or financing facilities, and other factors.

DESCRIPTION OF CAPITAL STOCK

The following is a general description of the terms and provisions of our capital stock and is based upon our amended and restated certificate of incorporation, as amended (“certificate of incorporation”), our amended and restated bylaws (“bylaws”), and applicable provisions of law, in each case as currently in effect on the date of this prospectus. The following description is only a summary of the material provisions of our capital stock, the certificate of incorporation and bylaws and does not purport to be complete and is qualified in its entirety by reference to the provisions of the certificate of incorporation and bylaws. Our certificate of incorporation and bylaws have been filed as exhibits to the registration statement of which this prospectus is a part and are incorporated by reference into this prospectus. See “Where You Can Find More Information.” We urge you to read the certificate of incorporation and bylaws because those documents, not this description, define your rights as holders of our common equity. We also describe below the effects of the Certificate Amendment and the terms of the Convertible Preferred Stock we issued pursuant to the Transactions.

Common Stock

General

Our certificate of incorporation currently authorizes us to issue 33,333,333 shares of Common Stock. As of January 30, 2014, there were 10,826,570 shares of Common Stock issued, which included 10,826,160 outstanding shares and 410 treasury shares. Upon the approval of the Certificate Amendment, we expect our certificate of incorporation to authorize us to issue 95,000,000 shares of Common Stock. Pursuant to the consummation of the Transactions on January 31, 2014, there were approximately 28,553,995 shares of Common Stock issued and outstanding, including the shares of Common Stock issued pursuant to the Transactions, based on the number of shares of Common Stock issued and outstanding as of January 30, 2014.

Dividends

Subject to the preferences applicable to outstanding shares of preferred stock (if any), the holders of shares of Common Stock are entitled to receive ratably any dividends declared by our board of directors out of the funds legally available for that purpose.

Liquidation

In the event of liquidation, holders of shares of Common Stock will be entitled to receive any assets remaining after the payment of our debts and the expenses of liquidation, subject to the preferences applicable to outstanding shares of preferred stock (if any).

Other

The holders of shares of Common Stock have no pre-emptive, subscription or conversion rights. All issued and outstanding shares of Common Stock are validly issued, fully paid and nonassessable and any shares of Common Stock to be issued pursuant to this prospectus will be fully paid and nonassessable.

Transfer Agent

The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A.

Voting Rights

Our Common Stock is entitled to one vote per share. Except as otherwise required by law, the certificate of incorporation, or any preferred stock designation, holders of Common Stock are not entitled to vote on any amendment to the certificate of incorporation or any preferred stock designation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series of preferred stock are entitled to vote thereon pursuant to the certificate of incorporation, any preferred stock designation, or the Delaware General Corporation Law (“DGCL”).

Preferred Stock

General

The following is a description of general terms and provisions of our preferred stock. As of the date of this prospectus, we had one share of our Series A Voting Preferred Stock outstanding and 583,334 shares of our Convertible Preferred Stock outstanding.

We are authorized to issue up to 5,000,000 shares of preferred stock, $1.00 par value per share. Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of a majority of the voting power (as defined below), without a separate class vote of the holders of the preferred stock. Subject to limitations prescribed by law, our board of directors is authorized at any time to:

•	issue one or more series of preferred stock;

•	determine the designation for any series by number, letter or title that shall distinguish the series from any other series of preferred stock; and

•	determine the number of shares in any series.

Our board of directors is authorized to determine the terms with respect to the series of preferred stock being offered, which may include (without limitation) the following:

•	whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

•	the dividend rate or method for determining the rate;

•	the liquidation preference per share of that series of preferred stock, if any;

•	the conversion provisions applicable to that series of preferred stock, if any;

•	any redemption or sinking fund provisions applicable to that series of preferred stock;

•	the voting rights of that series of preferred stock, if any; and

•	the terms of any other powers, preferences or rights, if any, and the qualifications, limitations or restrictions thereof, applicable to that series of preferred stock.

The preferred stock, when issued, will be fully paid and nonassessable.

Convertible Preferred Stock

Background

See “Description of Transactions” above.

Ranking

The Convertible Preferred Stock has an initial stated value and liquidation preference of $60 per share and ranks senior to our Common Stock and any other stock that ranks junior to the Convertible Preferred Stock with respect to distributions of assets upon liquidation, dissolution or winding up of the Company.

The Convertible Preferred Stock is an equity interest in the Company and does not constitute indebtedness. In the event of bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, our indebtedness will effectively rank senior to the Convertible Preferred Stock, and the holders of our indebtedness will be entitled to the satisfaction of any amounts owed to them prior to the payment of the liquidation preference of any capital stock, including the Convertible Preferred Stock.

Dividends

Beginning on the six month anniversary of the issue date of the Convertible Preferred Stock, and for so long as any shares of Convertible Preferred Stock remain outstanding, the Convertible Preferred Stock will accrue cumulative dividends at an annual rate of 5% until the first anniversary of the issue date of the Convertible Preferred Stock, at an annual rate of 10% for the period beginning on the first day after the first anniversary of the issue date of the Convertible Preferred Stock and ending on the eighteen-month anniversary of the issue date of the Convertible Preferred Stock and at an annual rate of 15% thereafter (the “Accrued Dividends”).

Redemption

The Convertible Preferred Stock is not subject to redemption.

Liquidation

The Convertible Preferred Stock has an initial stated value and liquidation preference of $60 per share. Such liquidation preference will be increased by an amount in cash equal to all Accrued Dividends and the amount such holder of the Convertible Preferred Stock would receive as a holder of Common Stock on an As-Converted-to-Common-Stock-Basis (as defined below).

Conversion

Immediately upon effectiveness of the Certificate Amendment, each share of the Convertible Preferred Stock issued pursuant to the Transactions will automatically be converted into a number of shares of Common Stock equal to the quotient obtained by dividing (i) the liquidation preference plus the amount of Accrued Dividends by (ii) the conversion price of $15 per share, provided that if the conversion would result in a Buyer owning more than 19.99% of the issued and outstanding Common Stock, the portion of the Buyer’s shares of Convertible Preferred Stock will only convert such that the Buyer will hold not more than 19.99% of the issued and outstanding Common Stock. The Convertible Preferred Stock will continue to automatically convert in this manner on the last day of each calendar quarter subsequent to the date of the Certificate Amendment and at any time shares of Convertible Preferred Stock are transferred by a Buyer to an unaffiliated third party following effectiveness of the Certificate Amendment. If the holders of the Common Stock approve the removal of the Common Stock Cap in accordance with the applicable NASDAQ Listing Rules, all remaining shares of Convertible Preferred Stock will automatically convert into Common Stock at the conversion price.

Governance Rights

Beginning on the first anniversary of the issue date of the Convertible Preferred Stock if any shares of Convertible Preferred Stock remain outstanding at such time, and for so long as any shares of the Convertible Preferred Stock remain outstanding, the holders representing at least a majority of the shares of the Convertible Preferred Stock outstanding will be entitled to elect one director to our board of directors.

Voting Rights

When voting separately as a class, each share of the Convertible Preferred Stock shall entitle the holder thereof to one vote. Except as may be otherwise expressly provided in the certificate of incorporation or as expressly required by the DGCL, the holders of the Convertible Preferred Stock shall vote together as a single class with the shares of the Common Stock and not as a separate class, giving effect immediately prior to the applicable record date to the conversion of the Convertible Preferred Stock and Accrued Dividends thereon into Common Stock in accordance with the Certificate of Designations (subject to the terms and conditions contained therein) as if the Certificate Amendment had become effective (“As-Converted-to-Common Stock-Basis”), at any annual or special meeting of stockholders of the Company and each holder of shares of the Convertible Preferred Stock shall be entitled to such number of votes as they would receive on an As-Converted-to-Common Stock-Basis on the record date for such vote, provided, however, that (i) any portion of such shares of the Convertible Preferred Stock held by a Buyer or its affiliates that are or would otherwise be subject to the Common Stock Cap assuming for this purpose the conversion of the Convertible Preferred Stock in accordance with the Certificate of Designations shall not have any right to vote together as a single class with the shares of Common Stock on an As-Converted-to-Common Stock-Basis and (ii) no holder of the Convertible Preferred Stock will be entitled to vote such shares of the Convertible Preferred Stock in connection with any proposal submitted to the stockholders of the Company to approve the removal of the Common Stock Cap.

Listing of the Convertible Preferred Stock

The Convertible Preferred Stock is not listed, and we do not intend to list the Convertible Preferred Stock, on any national or regional securities exchange.

Transfer Agent

Shares of the Convertible Preferred Stock shall be issued in restricted accounts at the Company or its transfer agent and registered in the holders’ respective names.

Delivery and Form

The shares of Convertible Preferred Stock were issued in certificated form.

Series A Voting Preferred Stock

Background

We issued one share of Series A Voting Preferred Stock to the International Brotherhood of Teamsters (the “IBT”) in order to confer board representation upon the IBT as part of a restructuring plan we completed in July 2011. The share of Series A Voting Preferred Stock has a liquidation preference of $1.00 and does not pay any dividends. The IBT, as the holder of the one share of Series A Voting Preferred Stock, is permitted to appoint two directors to the board, until such time at which the share is redeemed by the Company in accordance with its terms. The share of Series A Voting Preferred Stock will be redeemed if the IBT and the Company’s subsidiaries cease to be in a collective bargaining agreement that provides for such governance rights, if the IBT ceases to be the authorized representative of such subsidiaries’ employees or if the IBT transfers or attempts to transfer the share. Prior to any redemption of the share of Series A Voting Preferred Stock, the IBT will also be able to appoint one of its appointed directors to each of the governance, audit, finance and compensation committees of the board, provided that such director satisfies certain independence requirements set forth in the Company’s bylaws.

Ranking

The Series A Voting Preferred Stock has a liquidation preference of $1.00 per share and ranks senior to our Common Stock and any other stock that ranks junior to the Series A Voting Preferred Stock with respect to distributions of assets upon liquidation, dissolution or winding up of the Company.

The Series A Voting Preferred Stock is an equity interest in the Company and does not constitute indebtedness. In the event of bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, our indebtedness will effectively rank senior to the Series A Voting Preferred Stock, and the holders of our indebtedness will be entitled to the satisfaction of any amounts owed to them prior to the payment of the liquidation preference of any capital stock, including the Series A Voting Preferred Stock.

Dividends

The holder of the share of Series A Voting Preferred Stock shall not be entitled to the payment of any dividends or distributions.

Redemption

The Series A Voting Preferred Stock is subject to mandatory redemption provisions and the share of Series A Voting Preferred Stock shall be automatically redeemed, with no further action required on the part of the holder of the Series A Voting Preferred Stock, if the IBT and the Company’s subsidiaries cease to be in a collective bargaining agreement which provides for such governance rights, if the IBT ceases to be the authorized representative of such subsidiaries’ employees or if the IBT transfers or attempts to transfer the share.

Liquidation

If we voluntarily or involuntarily liquidate, dissolve or wind up our affairs (whether completely or partially), the holder of the Series A Voting Preferred Stock is entitled to receive out of our assets available for distribution to shareholders, after satisfaction of liabilities to creditors, if any, and before any distribution of assets is made on our common stock or any of our other shares of stock ranking junior as to such a distribution to the Series A Voting Preferred Stock, a liquidating distribution in an amount in cash equal to $1.00. The holder of the Series A Voting Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

Conversion

The Series A Voting Preferred Stock is not convertible into any other security of the Company.

Governance Rights

So long any shares of Series A Voting Preferred Stock remain outstanding and such shares have not been redeemed in accordance with their terms, the IBT, as the holder of the share of Series A Voting Preferred Stock, will be entitled to elect two directors to the board. Each such director elected by the IBT must not have previously been and is not permitted to become an officer, director, employee or member of the IBT during his or her term and must be determined by the board to be an “Independent Director” as defined in NASDAQ Listing Rule 5605(a)(2) and to meet the independence requirements of Rule 10A-3(b)(1) under the Exchange Act, or such director must immediately resign from the board. The IBT may remove its appointed directors at any time, and will also be permitted to fill any vacancies to the board resulting from death, resignation, retirement, disqualification or removal of its appointed directors. Additionally, for so long as the IBT has the right to appoint directors, the IBT will also have the right to appoint one of its directors to serve on each of the governance, audit, finance and compensation committees of the board, provided that such director satisfies certain independence requirements set forth in the Company’s bylaws.

Voting Rights

Our Series A Voting Preferred Stock is entitled to one vote per share.

Listing of the Series A Voting Preferred Stock

The Series A Voting Preferred Stock is not listed, and we do not intend to list the Series A Voting Preferred Stock, on any national or regional securities exchange.

Transfer Rights

Neither the Series A Voting Preferred Stock nor any of its rights are transferrable, in whole or in part.

Delivery and Form

The share of Series A Voting Preferred Stock was issued in certificated form to the IBT.

Delaware Anti-Takeover Law; No Super-Majority Approval

We are not subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years following the time that such person became an interested stockholder, unless certain conditions are satisfied.

The certificate of incorporation does not require “super-majority” approval of any business combination transactions.

Board Size; Director Election and Removal

Our certificate of incorporation provides that the board shall initially consist of nine persons until the precise number of directors, other than those who may be elected by the holders of one or more series of preferred stock voting separately by class or series, shall be fixed from time to time pursuant to a resolution adopted by a majority of the whole board (the total number of directors the Company would have if there were no vacancies). Other than the directors appointed by the IBT as the holder of the one share of Series A Voting Preferred Stock, board members are elected annually at the annual meeting of stockholders and serve one-year terms to expire at the following annual meeting of stockholders. Newly created directorships resulting from any increase in the authorized number of directors or vacancies in the board of directors are filled by a majority vote of the directors then in office, and directors so chosen shall serve for a term expiring at the next annual meeting of stockholders.

Members of the board may be removed from office at any time, with or without cause, by the affirmative vote of holders of a majority of the voting power. However, vacancies on the board resulting from the removal of a director appointed by the IBT may be filled solely by the IBT as the holder of the one share of Series A Voting Preferred Stock.

Beginning on the first anniversary of the issue date of the Convertible Preferred Stock if any shares of the Convertible Preferred Stock remain outstanding at such time, and for so long as any shares of the Convertible Preferred Stock remain outstanding, the holders representing at least a majority of the shares of the Convertible Preferred Stock outstanding will be entitled to elect one director to the board.

Stockholder Meetings; Written Consent

Stockholders are entitled to take action by written consent if the consent is signed by holders of not less than the minimum voting power that would be necessary to authorize or take the action at a stockholder meeting and if the board of directors approves in advance the taking of such action. Special meetings of the stockholders may be called by the secretary of the Company upon the written request of at least 25% of the voting power if certain notice requirements are met.

Amendment of Bylaws

The bylaws of the Company may be amended or repealed, or new bylaws may be adopted, by the affirmative vote of a majority of the voting power or by the affirmative vote of a majority of the whole board of directors.

Director Indemnification

The Company’s directors shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to permit further elimination or limitation of the personal liability of the directors, then the liability of the Company’s directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

SELLING STOCKHOLDERS

This prospectus relates to the resale or other disposition of up to an aggregate of 20,061,171 shares of Common Stock, 17,727,835 of which shares were issued to the selling stockholders pursuant to the Transactions described above and 2,333,336 of which shares will be issued upon conversion of the 583,334 shares of Convertible Preferred Stock issued in the Transactions. The Convertible Preferred Stock will convert automatically upon the approval of the Certificate Amendment, subject to the Common Stock Cap. The total number of shares of Common Stock sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock splits or other similar transaction effected without the receipt of consideration that result in an increase in the number of the outstanding shares of Common Stock. We entered into a registration rights agreement with the selling stockholders pursuant to which we have agreed to file a registration statement, of which this prospectus is a part, under the Securities Act, registering the resale by the selling stockholders of the shares of Common Stock covered by this prospectus.

We have prepared this prospectus to allow the selling stockholders or their permitted transferees, donees, pledgees, assignees or other successors-in-interest to sell or otherwise dispose of, from time to time, up to an aggregate of 20,061,171 shares of Common Stock issued or to be issued in connection with the Transactions, including the Common Stock to be issued upon the conversion of the Convertible Preferred Stock. The selling stockholders may offer the shares for sale from time to time in whole or in part. Certain selling stockholders may be deemed an “underwriter” as defined in the Securities Act. Any profits realized by the selling stockholders may be deemed underwriting commissions. To our knowledge, the selling stockholders have not within the past three years had any position, office or other material relationship with us other than as parties to the Agreements and the registrations rights agreement.

The following table indicates the names of the selling stockholders, the number of shares of Common Stock beneficially owned by the selling stockholders prior to the offering (assuming the repayment of our 6% Convertible Senior Notes due 2014 and beneficial ownership of the 2,333,336 shares of our Common Stock underlying our Convertible Preferred Stock) and the total number of shares that may be offered pursuant to this prospectus assuming the conversion of the 583,334 shares of our Convertible Preferred Stock into 2,333,336 shares of our Common Stock. The table also provides information regarding the beneficial ownership of our Common Stock by the selling stockholders as adjusted to reflect the assumed sale of all of the shares offered under this prospectus. Percentage of beneficial ownership is based on 28,553,995 shares of our Common Stock issued and outstanding as of January 30, 2014, which includes the 10,826,160 shares outstanding as of January 30, 2014, adjusted to include the shares of Common Stock issued pursuant to the Transactions, but not to include the 2,333,336 shares of Common Stock to be issued upon conversion of the Convertible Preferred Stock except as noted below in footnote (5).

Selling Stockholders(1)	Number of Shares of Common Stock That May be Sold(2)	Shares Beneficially Owned Prior to this Offering(3)	Shares Beneficially Owned After Completion of this Offering(4)	Percentage of Common Stock Outstanding After Completion of this Offering(4)(5)
Avenue Funds:
Avenue Special Situations Fund VI (Master), L.P.(6)	3,458,611	3,814,775	356,164	1.19%
Avenue International Master, L.P. (6)	1,676,524	2,073,377	396,853	1.36%
Avenue Special Opportunities Fund I, L.P. (6)	1,337,155	1,337,155	—	—
Avenue Investments, L.P. (6)	708,867	869,616	160,749	*
Managed Accounts Master Fund Services—MAP 10(6)	91,968	110,139	18,171	*

Bluecrest Multi Strategy Credit Master Fund Limited	800,000	800,000	—	—
Carlyle Funds:
CSP III AIV (Cayman), L.P. (7)	2,333,333	2,333,333	—	—
Carlyle Strategic Partners II, L.P. (7)	1,300,885	1,652,412	351,527	1.23%
CSP II Coinvestment, L.P. (7)	85,159	97,377	12,218		*
DB Funds:
Deutsche Bank Securities Inc. (Distressed Products Group)(8)	800,000	800,000	—	—
Deutsche Bank Securities Inc. (US Convertible Trading Group) (8)	169,038	244,399	75,361		*
HG Vora Special Opportunities Master Fund, Ltd.(9)	600,000	600,000	—	—
Saba Funds:
Saba Capital Master Fund, Ltd.	442,600	442,600	—	—
Saba Capital Master Fund II, Ltd.	133,267	133,267	—	—
Saba Capital Leveraged Master Fund, Ltd.	90,800	90,800	—	—
Solus Funds:
Sola Ltd(10)	1,698,077	1,698,077	—	—
Ultra Master Ltd(10)	474,735	474,735	—	—
Solus Core Opportunities Master Fund Ltd(10)	198,877	198,877	—	—
Solus Opportunities Fund 2 LP(10)	100,000	100,000	—	—
Solus Opportunities Fund 1 LP(10)	75,000	75,000	—	—
Spectrum Funds:
Khroma Special Situations Master SPC Ltd.	169,856	255,874	86,018		*
SIPI Master Ltd.	249,752	377,192	127,440		*

Taconic Opportunity Master Fund L.P.	1,200,000	1,200,000	—	—
Whitebox Funds:
Whitebox Concentrated Convertible Arbitrage Partners, LP(11)	322,226	322,226	—	—
Whitebox Multi-Strategy Partners, LP(11)	640,406	640,406	—	—
Whitebox Credit Arbitrage Partners, LP(11)	462,180	462,180	—	—
Pandora Select Partners, LP(11)	332,577	332,577	—	—
Whitebox Special Opportunities Fund, LP–Series O(11)	109,278	109,278	—	—

*	Less than one percent.
(1)	This table and the information in the notes below are based upon information supplied to us by the selling stockholders and as of the date the same was provided to us, including reports and amendments thereto filed with the SEC on Schedule 13D or Schedule 13G.
(2)	All 20,061,171 shares of Common Stock offered pursuant to this prospectus were acquired by the selling stockholders pursuant to the Transactions, 2,333,336 shares of which will be issued upon the conversion of the 583,334 shares of Convertible Preferred Stock acquired by selling stockholders pursuant to the Transactions.
(3)	These amounts include the number of shares of Common Stock issuable on account of all of that selling stockholder’s Series A Notes, if any, and assumes beneficial ownership of the 2,333,336 shares of Common Stock underlying the 583,334 shares of our Convertible Preferred Stock held by that selling stockholder, if any. See footnote (6) below.
(4)	Assumes the sale of all shares offered by the selling stockholders pursuant to this prospectus.
(5)	In calculating this amount for each selling stockholder, we included or treated as outstanding, as applicable, the number of shares of Common Stock issuable on account of all of that selling stockholder’s Series A Notes and Convertible Preferred Stock, if any.
(6)

Includes 2,333,336 shares of Common Stock to be issued upon the conversion of 583,334 shares of the Convertible Preferred Stock. The Convertible Preferred Stock will convert automatically upon the approval of the Certificate Amendment, subject to the Common Stock Cap. See “Description of Capital Stock” for a more complete description of the Convertible Preferred Stock and under what circumstances it converts into shares of Common Stock. The securities reported in this table are held by Avenue Investments, L.P., a Delaware limited partnership (“Avenue Investments”), Avenue Special Situations Fund VI (Master), L.P., a Delaware limited partnership (“Avenue Spec VI”), Avenue International Master, L.P., a Cayman Islands exempted limited partnership (“Avenue International”), Managed Accounts Master Fund Services – MAP 10 (“MAP 10”) and Avenue Special Opportunities Fund I, L.P., a Delaware limited partnership (“Avenue Special Opportunities” and together with Avenue Investments, Avenue Spec VI, Avenue International, and MAP 10, the “Avenue Funds”). Avenue Partners, LLC, a New York limited liability company (“Avenue Partners”), is the general partner of Avenue Investments and a shareholder of Avenue International Master GenPar, Ltd., a Cayman Islands exempted company (“Avenue International GenPar”). Avenue Capital Partners VI, LLC, a

Delaware limited liability company (“Avenue Capital VI”), is the general partner of Avenue Spec VI. GL Partners VI, LLC, a Delaware limited liability company (“GL VI”), is the managing member of Avenue Capital VI. Avenue International GenPar is the general partner of Avenue International. Avenue SO Capital Partners I, LLC, a Delaware limited liability company (“Avenue SO Capital Partners”) is the general partner of Avenue Special Opportunities. GL SO Partners I, LLC, a Delaware limited liability company (“GL SO Partners I”) is the managing member of Avenue SO Capital Partners. Avenue Capital Management II, L.P., a Delaware limited partnership (“Avenue Capital Management II”), is an investment adviser to each of the Avenue Funds. Avenue Capital Management II GenPar, LLC, a Delaware limited liability company (“GenPar”), is the general partner of Avenue Capital Management II. Marc Lasry is the managing member of GL VI, Avenue Partners, GL SO Partners I, and GenPar. The Convertible Preferred Stock is held as follows: (i) Avenue Spec VI holds 264,996 shares, (ii) Avenue International holds 133,974 shares, (iii) Avenue Special Opportunities holds 120,620 shares, (iv) Avenue Investments holds 56,393 shares and (v) MAP 10 holds 7,351 shares. The address of the selling stockholder is c/o Avenue Capital Group, 399 Park Avenue, 6th Floor, New York, NY 10022.
(7)	Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on NASDAQ. The Carlyle Group L.P. is the sole shareholder of Carlyle Holdings I GP Inc., which is the managing member of Carlyle Holdings I GP Sub L.L.C., which is the general partner of Carlyle Holdings I L.P., which is the managing member of TC Group, L.L.C., which is the general partner of TC Group Sub L.P., which is the managing member of TC Group CSP II, L.L.C., which is the general partner of CSP II General Partner, L.P., which is the general partner of each of Carlyle Strategic Partners II, L.P. and CSP II Coinvestment, L.P. The Carlyle Group L.P. is also the managing member of Carlyle Holdings II GP L.L.C., which is the general partner of Carlyle Holdings II L.P., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is general partner of TC Group Cayman Investment Holdings Sub L.P., which is the sole shareholder of CSP III AIV GP (Cayman), Ltd., which is the general partner of CSP III AIV General Partner (Cayman), L.P., which is the general partner of CSP III AIV (Cayman), L.P. The power to vote and dispose of the shares of Common Stock held of record by each of Carlyle Strategic Partners II, L.P., CSP II Coinvestment, L.P. and CSP III AIV (Cayman), L.P. (collectively, the “Record Holders”) is held by an investment committee of the general partner of each of the Record Holders, each consisting of William Conway, Michael Petrick, James Hance, Jr. and Shary Moalemzadeh (the “Investment Committees”). Each of the members of the Investment Committees disclaims beneficial ownership of the shares held by the Record Holders. The address of the selling stockholder is c/o The Carlyle Group, 1001 Pennsylvania Avenue NW, Suite 220 South, Washington, DC 20004.
(8)	Deutsche Bank Securities Inc. is a registered broker-dealer. The shares registered for resale hereunder were not issued as underwriter compensation and as a result Deutsche Bank Securities Inc. may be deemed an underwriter with regard to such shares. The address of the selling stockholder is 60 Wall Street, New York, NY 10005.
(9)	HG Vora Capital Management, LLC, as the investment advisor of HG Vora Special Opportunities Master Fund, Ltd., and Mr. Parag Vora, as the Managing Member of HG Vora Capital Management, LLC, may be deemed to share beneficial ownership of the shares held of record by HG Vora Special Opportunities Master Fund, Ltd.
(10)	Christopher Pucillo is the managing member of Solus GP LLC, which is the general partner of Solus Alternative Asset Management LP, which is the investment manager of Sola Ltd, Solus Core Opportunities Master Fund Ltd, Ultra Master Ltd, Solus Opportunities Fund 1 LP and Solus Opportunities Fund 2 LP. The address of the selling stockholder is c/o Solus Alternative Asset Management LP, 410 Park, 11th Floor, New York, NY 10022.
(11)	The address of the selling stockholder is c/o Whitebox Advisors LLC, 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416.

PLAN OF DISTRIBUTION

We are registering shares of Common Stock to permit the resale of such shares of Common Stock by the holders of the shares of Common Stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Common Stock.

The selling stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders also may resell all or a portion of the shares of Common Stock in open market transactions in reliance upon Rule 144 under the Securities Act or 1933, as amended, which we refer to herein as the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. If the selling stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with sales of the shares of Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of Common Stock short and if such short sale shall take place after the date that this registration statement is declared effective by the SEC, the selling stockholders may deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling stockholders have been advised that they may not use shares registered on this registration statement to cover short sales of our Common Stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer or agents participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Other than as described under “Selling Stockholders,” each selling stockholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. Upon us being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8%).

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of Common Stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the registration rights agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling stockholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it in excess of $50,000. We will indemnify the selling stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS

Overview

The following is a general summary of certain U.S. federal income and estate tax consequences to non-U.S. holders, as defined below, of the purchase, ownership and disposition of shares of our Common Stock. This summary deals only with shares of Common Stock purchased in this offering that are held as capital assets (generally, property held for investment) within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) by a non-U.S. holder.

For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of shares of our Common Stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust, but is not any of the following:

•	an individual who is a citizen or resident of the United States, as defined for U.S. federal income tax purposes;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. If you are a partnership or a partner of a partnership considering an investment in shares of our Common Stock, you should consult your own tax advisors.

This summary is based upon the Code, applicable U.S. Treasury regulations, rulings and other administrative pronouncements and judicial decisions, all as of the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. We cannot assure you that a change in law will not alter significantly the tax considerations described in this summary.

This summary does not address all aspects of U.S. federal income and estate taxation. This summary does not deal with the alternative minimum tax or U.S. federal taxes other than U.S. federal income and estate taxes (such as gift taxes or the Medicare tax on certain investment income) or with foreign, state or local tax or tax treaty considerations that may be relevant to non-U.S. holders. In addition, this summary does not describe the U.S. federal income tax consequences applicable to you if you are subject to special treatment under U.S. federal income tax laws (including if you are a former citizen or resident of the U.S., an entity subject to United States anti-inversion rules, a person whose functional currency is other than the United States dollar, a financial institution, an insurance company, a tax-exempt entity, a trader, broker or dealer in securities, commodities or currencies, a trader that elects to mark–to–market your securities, a “controlled foreign corporation,” a “passive foreign investment company,” an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes (or an investor in such a pass-through entity), a person who acquired shares of our Common Stock as compensation or otherwise in connection with the performance of services, or a person who has acquired shares of our Common Stock as part of a straddle, hedge, conversion transaction or other integrated investment). Such non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local, tax treaty and other tax consequences that may be relevant to them.

We have not sought and do not expect to seek any rulings from the U.S. Internal Revenue Service (the “IRS”) regarding the matters discussed below. There can be no assurance that the IRS or a court will not take positions concerning the tax consequences of the purchase ownership or disposition of shares of our Common Stock that differ from those discussed below.

This summary is for general information only and is not intended to constitute a complete description of all U.S. federal income and estate tax consequences for non-U.S. holders relating to the purchase ownership and disposition of shares of our Common Stock. If you are considering the purchase of shares of our Common Stock, you should consult your own tax advisors concerning the particular U.S. federal income and estate tax consequences to you of the purchase ownership and disposition of shares of our Common Stock, as well as the consequences to you arising under other U.S. federal, state and local tax laws and the laws of any other applicable taxing jurisdiction and any applicable tax treaty in light of your particular circumstances.

Distributions

As described in the section entitled “Dividend Policy,” we do not currently anticipate declaring or paying cash dividends to holders of our Common Stock in the foreseeable future. However, subject to the discussions below on backup withholding and FATCA withholding, in the event we do make distributions of cash or other property in respect of shares of our Common Stock (or certain redemptions that are treated as distributions with respect to Common Stock), such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent any such distributions exceed both our current and our accumulated earnings and profits, they will first be treated as a return of capital allocated ratably among the shares of Common Stock held by a U.S. holder, reducing your tax basis in each share of our Common Stock, but not below zero (with respect to any share), and then will be treated as gain from the sale of stock as described below under “Gain on Disposition of Shares of Common Stock.” Your adjusted tax basis in a share is generally the purchase price of such share, reduced by the amount of any previous such tax-free returns of capital.

Subject to the discussion below on effectively connected income, dividends paid to a non-U.S. holder generally will be subject to a U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. U.S. federal withholding tax may be imposed on the gross amount of a distribution, due to the difficulty of determining whether we have sufficient earnings and profits to cause the distribution to be a dividend for U.S. federal income tax purposes.

However, dividends paid to a non-U.S. holder that are effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder generally will not be subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (including the provision of a properly completed IRS Form W-8ECI or other applicable form). Instead, unless an applicable income tax treaty provides otherwise, such dividends will generally be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. A corporate non-U.S. holder may be subject to an additional “branch profits tax” at a rate of 30% on its earnings and profits (subject to adjustments) that are effectively connected with its conduct of a U.S. trade or business (unless an applicable income tax treaty provides otherwise).

A non-U.S. holder of shares of our Common Stock who wishes to claim the benefit of an applicable treaty rate for dividends will be required (a) to complete IRS Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if shares of our Common Stock are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Alternatively, if you are eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, then you may be able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.

Gain on Disposition of Shares of Common Stock

Subject to the discussion below on backup withholding and FATCA withholding, any gain realized by a non-U.S. holder on the sale, exchange or other disposition of shares of our Common Stock generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held shares of our Common Stock.

In the case of a non-U.S. holder described in the first bullet point above, any gain generally will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code (unless an applicable income tax treaty provides otherwise), and a non-U.S. holder that is a foreign corporation may also be subject to the branch profits tax at a rate of 30% on its effectively connected earnings and profits (subject to adjustments), unless an applicable income tax treaty provides otherwise. Except as otherwise provided by an applicable income tax treaty, an individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% tax on any gain derived from the disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States for U.S. federal income tax purposes), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

In order to be a USRPHC, the fair market value of our U.S. real property interests would need to equal or exceed 50% of the sum of the fair market value of (1) our worldwide real property interests and (2) other assets used or held for use in a trade or business. We believe we are not currently a USRPHC and we do not currently anticipate becoming a USRPHC in the future. However, even if we are or become a USRPHC, so long as our Common Stock is “regularly traded,” as defined by applicable U.S. Treasury regulations, on an established securities market, a non-U.S. holder will be subject to U.S. federal income tax on any gain arising from the sale or other taxable disposition of our Common Stock only if such non-U.S. holder actually or constructively owned more than 5% of our outstanding Common Stock at any time during the applicable period. If we are or become a USRPHC and you actually or constructively owned more than 5% of our Common Stock at any time during the specified testing period, you will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. You should consult your own tax advisor about the consequences that could result if we are, or become, a USRPHC.

Information Reporting and Backup Withholding

The amount of dividends paid to each non-U.S. holder, and the tax withheld with respect to such dividends will be reported annually to the IRS and to each such holder. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides or is established under the provisions of an applicable income tax treaty or agreement.

A non-U.S. holder generally will be subject to backup withholding (currently at a rate of 28%) with respect to dividends paid to such holder unless such holder certifies under penalty of perjury that it is not a United States person (as defined under the Code) and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code, or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition by a non-U.S. holder of shares of our Common Stock within the United States or conducted through certain U.S.-related financial intermediaries unless such non-U.S. holder certifies under penalty of perjury that it is not a United States person (as defined under the Code), and the payor does not have actual knowledge or reason to know that the non-U.S. holder is a United States person, or such non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Legislation Affecting Taxation of Common Stock Held by or through Foreign Entities

In addition to the withholding discussed above, legislation enacted in 2010, known as the Foreign Account Tax Compliance Act (“FATCA”) generally imposes a withholding tax of 30% on dividends paid on our Common Stock and on the gross proceeds of a sale or other disposition of our Common Stock, if the payments are made to certain foreign entities, unless certain diligence, reporting, withholding and certification obligations and requirements are met. Recently finalized U.S. Treasury regulations delay the implementation of withholding under FATCA with respect to dividends until after June 30, 2014, and with respect to payments of gross proceeds of a sale or other disposition until after December 31, 2016.

The withholding under FATCA described above generally applies to payments of dividends or gross proceeds made to (i) a “foreign financial institution” (as a beneficial owner or an intermediary), unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) and (ii) a foreign entity acting as a beneficial owner or an intermediary that is not a “foreign financial institution,” unless such entity makes a certification identifying its substantial U.S. owners (as defined for this purpose) or makes a certification that such foreign entity does not have any substantial U.S. owners. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a non-U.S. holder of our Common Stock might be eligible for refunds or credits of such withholding taxes, and a non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits.

Non-U.S. holders should consult their own tax advisors regarding the implications of this legislation on their investment in our Common Stock.

U.S. Federal Estate Tax

Shares of our Common Stock that are owned (or deemed to be owned) at the time of death by a non-U.S. holder who is an individual will be includable in such non-U.S. holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

THE SUMMARY OF CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. POTENTIAL PURCHASERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX AND TAX TREATY CONSIDERATIONS OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK.

LEGAL MATTERS

Kirkland & Ellis LLP (a partnership that includes professional corporations), Chicago, Illinois, will issue an opinion about certain legal matters with respect to the Common Stock offered hereby.

EXPERTS

The consolidated financial statements and schedule of YRC Worldwide Inc. as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the information requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the SEC. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings will also be available to you on the SEC’s website at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 with respect to the securities offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement, including the exhibits thereto, and any prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K (including any exhibits included with such items)):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on February 21, 2013, including the information specifically incorporated in our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 20, 2013;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, filed with the SEC on May 3, 2013, August 7, 2013 and November 12, 2013, respectively;

•	our Current Reports on Form 8-K filed with the SEC on March 19, 2013, September 20, 2013, December 3, 2013, December 9, 2013, December 23, 2013, January 10, 2014 (Item 8.01 Form 8-K), January 27, 2014, January 28, 2014 (Item 8.01 Form 8-K) and the two Current Reports on Form 8-K filed on January 31, 2014; and

•	the description of the number of authorized shares of our capital stock as set forth in Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on December 1, 2011, and the description of our Common Stock contained in our Registration Statement on Form 10 filed with the SEC under the Exchange Act (Commission File No. 1-2255).

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of the offerings under this prospectus. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus. Any such request should be directed to:

YRC Worldwide Inc.

10990 Roe Avenue

Overland Park, Kansas 66211

Attention: Investor Relations

(913) 696-6100

20,061,171 Shares

YRC Worldwide Inc.

Common Stock

PROSPECTUS

The date of this prospectus is                     , 2014.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following is a statement of the estimated costs and expenses expected to be incurred by us in connection with the offering of the Common Stock being registered hereby. All amounts other than the SEC registration fee are estimates.

SEC registration fee	$48,991
Printing fees and expenses	75,000
Accounting fees and expenses	100,000
Legal fees and expenses	50,000
Total	$273,991

Item 15.	Indemnification of Directors and Officers.

Delaware Law

The Certificate of Incorporation, as amended, of the Company provides that the Company’s directors shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the “DGCL”), or (iv) for any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation and Bylaws of the Company also provide that if the DGCL is amended to permit further elimination or limitation of the personal liability of the directors, then the liability of the Company’s directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Bylaws of the Company and DGCL Section 145 together provide that the Company shall indemnify its present or former directors and officers, as well as other employees and may indemnify other individuals (each an “Indemnified Party”, and collectively, “Indemnified Parties”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than in connection with actions by or in the right of the Company (a “derivative action”), if an Indemnified Party acted in good faith and in a manner such Indemnified Party reasonably believed to be in or not opposed to the Company’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful; and to the extent that a present or former director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred. A similar standard is applicable in the case of derivative actions, except that each registrant may only indemnify an Indemnified Party for expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such derivative action. Additionally, in the context of a derivative action, DGCL Section 145 requires a court approval before there can be any indemnification where an Indemnified Party has been found liable to the Company. The statute provides that it is not exclusive of other indemnification arrangements that may be granted pursuant to a corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

The Company maintains directors’ and officers’ liability insurance against any actual or alleged error, misstatement, misleading statement, act, omission, neglect or breach of duty by any director or officer, excluding certain maters including fraudulent, dishonest or criminal acts or self-dealing. The Company also maintains an employed lawyers’ insurance policy for employees (including officers) that are licensed to practice law (“counsel”).

The Company has entered into indemnification agreements with certain of its directors, officers, and counsel. Under the indemnification agreements, the Company agreed to indemnify each indemnified party, subject to certain limitations, to the maximum extent permitted by Delaware law against all litigation costs, including attorneys’ fees and expenses, and losses, in connection with any proceeding to which the indemnified party is a party, or is threatened to be made a party, by reason of the fact that the indemnified party is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee or agent of another entity related to the business of the Company. The indemnification agreements also provide (i) for the advancement of expenses by the Company, subject to certain conditions, (ii) a procedure for determining an indemnified party’s entitlement to indemnification and (iii) for certain remedies for the indemnified party. In addition, the indemnification agreements require the Company to cover the indemnified party under any directors’ and officers’ insurance policy or, with respect to counsel, under any employed lawyers insurance policy, maintained by the Company.

Item 16.	Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated in this Item 16 by reference.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(l)(i), (a)(l)(ii) and (a)(l)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) if the registrant is relying on Rule 430B,

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii) if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on February 4, 2014.

YRC Worldwide Inc.

By:	/s/ JAMES L. WELCH
James L. Welch
Chief Executive Officer

KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James L. Welch, Michelle A. Friel, and Stephanie D. Fisher or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and any of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JAMES L. WELCH James L. Welch	Director and Chief Executive Officer (Principal Executive Officer)	February 4, 2014

/S/ JAMIE G. PIERSON Jamie G. Pierson	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 4, 2014

/S/ STEPHANIE D. FISHER Stephanie D. Fisher	Vice President and Controller (Principal Accounting Officer)	February 4, 2014

/S/ RAYMOND J. BROMARK Raymond J. Bromark	Director	February 4, 2014

/S/ DOUGLAS A. CARTY Douglas A. Carty	Director	February 4, 2014

/S/ MATTHEW A. DOHENY Matthew A. Doheny	Director	February 4, 2014

/S/ ROBERT L. FRIEDMAN Robert L. Friedman	Director	February 4, 2014

/S/ JAMES E. HOFFMAN James E. Hoffman	Director	February 4, 2014

/S/ MICHAEL J. KNEELAND Michael J. Kneeland	Director	February 4, 2014

/S/ HARRY J. WILSON Harry J. Wilson	Director	February 4, 2014

/S/ JAMES J. WINESTOCK James J. Winestock	Director	February 4, 2014

EXHIBIT INDEX

3.1.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed on September 16, 2011, File No. 000-12255).

3.1.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation-reducing the number of authorized shares of capital stock (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K, filed on December 1, 2011, File No. 000-12255).

3.1.3	Certificate of Designations of Series A Voting Preferred Stock (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K, filed on July 25, 2011, File No. 000-12255).

3.1.4	Certificate of Designations, Preferences, Powers and Rights of Class A Convertible Preferred Stock of the Company (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K, filed on January 31, 2014, File No. 000-12255).

3.2	Amended and Restated Bylaws of the Company, adopted as of September 16, 2011 (incorporated by reference to Exhibit 3.2 to Current Report on Form 8-K, filed on September 16, 2011, File No. 000-12255).

4.1*	Registration Rights Agreement, dated December 22, 2013, by and between the Company and the Buyers and Exchanging Holders named therein.

5.1*	Opinion of Kirkland & Ellis LLP.

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

24.1*	Powers of Attorney (included in signature pages).

*	Indicates documents filed herewith.